Exhibit n
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6, No. 333-233397 and Post-Effective Amendment 38 to the Registration Statement on Form N-6, 811-08289 of Flexible Premium Variable Adjustable  Life Insurance Contract of our report dated February 18, 2019 relating to the financial statements of Thrivent Financial for Lutherans and to the use of our report dated April 29, 2019 with respect to the financial statements of Thrivent Variable Life Account I, which appear in such Registration Statement.  We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
November 26, 2019